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Exhibit 5.1



                       [Dorsey & Whitney LLP Letterhead]




                                April 21, 1997



ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 400,000 shares (the "Shares") of Common Stock, par value $.20 per share, of ADC Telecommunications, Inc. (the "Company"), which may be issued pursuant to the Company's Nonemployee Director Stock Option Plan (the "Plan").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that, assuming that the purchase price for the Shares is at least equal to the par value of the Shares, the Shares that will be originally issued to the Plan participants pursuant to the terms of the Plan, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP

                                    Dorsey & Whitney LLP


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